Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

First:	The name of the corporation is CC Media Holdings, Inc.

Second:	The Certificate of Incorporation is hereby amended as follows:

The new name of the corporation is iHeartMedia, Inc.

Third:	That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to signed this 10th day of September 2014.

By:	/s/ Hamlet T. Newsom Jr.
Hamlet T. Newsom Jr.,
Vice President